Exhibit 10.35

FIRST AMENDMENT TO
ESI EXCESS PENSION PLAN

This First Amendment to ESI Excess Pension Plan (“Plan”) is adopted by ITT Educational Services, Inc. (“ESI”).

A.           ESI originally established the Plan effective June 9, 1998.

B.             ESI now wishes to amend the Plan as permitted under Section 10.01 of the Plan.

Recitals

Amendment

Effective January 1, 2003, Article VII of the Plan is amended as follows:

ARTICLE VII

BENEFIT CLAIMS PROCEDURES

Section 7.01.  General Procedure.  Claims for benefits under the Plan must be made in writing to the Committee or its designee.  If a claim for benefits is wholly or partially denied, the Committee or its designee will notify the Claimant of the claim’s denial within a reasonable period of time.  The Committee or its designee is authorized to develop more fully the Plan’s general benefit claims procedures by establishing from time to time various rules and procedures.

Within 60 days after the Claimant’s receipt of written notice of the claim’s denial, the Claimant, or his duly authorized representative, may file a written request with the Committee requesting a full and fair review of the denial of the Claimant’s claim for benefits.  In connection with the Claimant’s appeal of the denial of his claim for benefits, the Claimant may review pertinent documents in the Committee’s possession and may submit issues and comments in writing.  The Committee will make a decision on review promptly after receipt of the Claimant’s request for review.  The decision on review will be in writing and written in a manner calculated to be understood by the Claimant, will set forth the specific reason or reasons for the decision, and will contain a specific reference to the pertinent Plan provisions on which the decision is based.  If the decision on review is not furnished to the Claimant within 60 days of receipt of the request for review, the claim will be deemed denied on review.

Section 7.02.  Special Procedure for Certain Disability Claims.  If a Claimant requests a benefit on account of disability, the Claimant is not a participant in ESI’s long-term disability plan, and the claim for the benefit is denied, special rules apply.  In this situation, the Committee must notify the Claimant of the denial within 45 days after the claim for benefits is filed.  This time period may be extended twice by 30 days if the Committee:  (1) determines that the extension is required due to matters beyond its control and (2) notifies the Claimant of the circumstances requiring the extension of time and the date by which it expects to render a decision.  If such an extension is necessary due to the Claimant’s failure to submit the information necessary to decide the claim, the notice of extension will specifically describe the required information, and the Claimant will be afforded at least 45 days from receipt of the notice within which to provide the specific information.  If the Claimant delivers the requested information within the time specified, any 30 day extension period will begin after the Claimant has provided that information.  If the Claimant fails to deliver the requested information within the time specified, the Committee may decide a claim without that information.

The Committee will send the Claimant a written statement explaining in detail the reasons for the denial.  The written statement will explain the specific reason(s) for the denial and:  (1) identify the Plan provision(s) on which the denial is based; (2) identify any additional material or information needed to complete the claim and why that information is necessary; (3) describe the Plan procedures and time limits for appealing the denial, the Claimant’s right to obtain information about those procedures, and the right to sue in federal court; and (4) disclose any internal rule, guidelines, protocol or similar criterion relied on in making the adverse determination (or state that the information will be provided free of charge upon request).

The Claimant will then have the right to ask the Committee to review the denial of the claim.  This request must be made in writing to the Committee within 180 days after the claim is denied.  The written request may be made by the Claimant or his or her authorized representative.  The Committee will provide a written decision to the Claimant within 45 days after the Committee receives the Claimant’s signed, written request for review, unless special circumstances require an additional period, up to 45 days, in which case the Committee will notify the Claimant of the special circumstances and the date by which the Committee expects to render its decision on review.  If an extension is necessary due to the Claimant’s failure to submit the information necessary to decide the appeal, the notice of extension will specifically describe the required information, and the Claimant will be afforded at least 45 days from receipt of the notice to provide the specified information.  If the Claimant delivers the requested information within the time specified, the 45 day extension of the appeal period will begin after the Claimant has provided that information.  If the Claimant fails to deliver the requested information within the time specified, the Committee may decide the appeal without that information.

The following provisions apply to the right of appeal:  (1) the Claimant will have the opportunity to submit written comments, documents, or other information in support its appeal; (2) upon request, the Claimant will have access to all relevant documents as described by applicable U.S. Department of Labor regulations; (3) the review will take into account all information, whether or not presented or available at the initial determination; (4) the initial determination will not be afforded any deference; (5) the review will be conducted by a person different from the person who made the initial determination and who is not the original decisionmaker’s subordinate; (6) if the decision is made on the grounds of a medical judgment, the Committee will consult with a health care professional with appropriate training and experience, and the health care professional will not be the individual who was consulted during the initial determination or that person’s subordinate; and (7) the Committee will provide the Claimant with the name of any medical or vocational expert who advised the Plan with regard to the claim.

A notice that the request on appeal is denied will contain the following information:  (1) the specific reason(s) for the appeal determination; (2) a reference to the specific Plan provision(s) on which the determination is based; (3) a statement disclosing any internal rule, guidelines, protocol, or similar criterion relied on in making the adverse determination (or a statement that this information will be provided free of charge upon request); (4) a statement describing the Claimant’s right to bring a civil suit under federal law; (5) a statement that the Claimant is entitled to receive upon request, and without charge, reasonable access to or copies of all documents, records or other information relevant to the determination; and (6) the statement “You or your plan may have other voluntary alternative dispute resolution options, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State Insurance Regulatory Agency.” Unless a Claimant receives a notice of a claim or appeal decision within the time limits above, the Claimant should proceed as if the claim or appeal has been denied.

Section 7.03.  Exhaustion of Remedy.  No Claimant may institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the Claimant has first exhausted the applicable procedure set forth in this Article.

This First Amendment to ESI Excess Pension Plan is executed this 1st day of May, 2003.

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Nina F. Esbin
(Signature)

Nina F. Esbin
(Printed)

V.P., Human Resources
(Title)